                                                                     Exhibit 5.1

                        [Letterhead of Winston & Strawn]

                                                                January 29, 1998

Barr Laboratories, Inc.
Two Quaker Road
Pomona, New York 10970

Ladies and Gentlemen:

    In connection with the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of 3,200,000 shares, plus up to a maximum of 480,000 additional shares if the underwriters over-allotment option is exercised, of Common Stock, $.01 par value (the "Shares"), of Barr Laboratories, Inc., a New York corporation (the "Company"), which are to be sold by the Company and certain stockholders of the Company (the "Selling Stockholders"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon this examination and review, it is our opinion that, when issued and sold as contemplated in the Registration Statement, the Shares offered by the Company will be legally issued, fully paid and nonassessable and that the outstanding Shares offered by the Selling Stockholders were legally issued and are fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name whenever it appears in such Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                              Very truly yours,
                                              /s/ Winston & Strawn
                                              Winston & Strawn